EXHIBIT 10.2
AMENDMENT TO
AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDMENT TO AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Amendment”), dated as of September 19, 2025 (the “Amendment Effective Date”) is entered into by and between T-Mobile US, Inc. (the “Company”), and G. Michael Sievert (“Executive”). Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to them in the Employment Agreement (as defined below).
RECITALS
WHEREAS, the Company and Executive are parties to that certain Amended and Restated Employment Agreement, dated as of March 9, 2023 (the “Employment Agreement”), which sets forth the terms and conditions of Executive’s employment as President and Chief Executive Officer of the Company;
WHEREAS, the Company and Executive have determined that, effective as of November 1, 2025 (the “Transition Date”), Executive’s status as President and Chief Executive Officer of the Company shall end and Executive shall serve as Vice Chairman of the Board of Directors of the Company (the “Board”) and as an employee of the Company with the title of Vice Chairman; and
WHEREAS, in furtherance of the foregoing, the Company and Executive mutually desire to amend the Employment Agreement as set forth herein.
NOW, THEREFORE, in consideration of Executive’s continued employment with the Company, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, effective as of the Amendment Effective Date, the Company and Executive hereby agree as follows:
AMENDMENT
1.Transition to Vice Chairman.
a.Term. The Employment Agreement is hereby amended to provide that the Term of the Employment Agreement shall continue until the first (1st) anniversary of the Transition Date, unless (i) prior to the expiration of the Term, the parties hereto mutually agree in writing to extend the Term or (ii) Executive’s employment with the Company is earlier terminated by the Company or Executive in accordance with Section 3 below. For clarity, Executive’s employment with the Company shall continue to remain “at will.”
b.Continued Service as President and Chief Executive Officer. During the portion of the Term commencing as of the Amendment Effective Date and continuing until the Transition Date (or, if earlier, the Termination Date), Executive (i) shall continue to serve as President and Chief Executive Officer of the Company, (ii) shall continue to be paid his Base Salary as in effect on the Amendment Effective Date, (iii) shall continue to be eligible to earn an STI award for calendar year 2025 and to vest in his LTI awards that are outstanding as of the Amendment Effective Date, and (iv) shall continue to be eligible for employee benefits and business expense reimbursements, in each case, in accordance with the terms and conditions of the Employment Agreement.
c.Transition to Vice Chairman. Effective as of the Transition Date (subject to Executive’s continued employment through such date), Executive shall cease to serve as the Company’s President and Chief Executive Officer, and hereby resigns from each such position and any other officer positions at the Company or any of its subsidiaries or affiliates and any director position at any of the Company’s subsidiaries or affiliates. During the portion of the Term

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commencing as of the Transition Date (the “Vice Chairman Term”), (i) Deutsche Telekom AG shall cause Executive to be appointed as the Vice Chairman of the Board, (ii) Executive shall continue to be employed by the Company as the Vice Chairman of the Company, reporting to the Board, and (iii) Executive shall have such duties and responsibilities as determined by the Board from time to time (including, without limitation, advising the Company’s Chief Executive Officer and Board on matters of strategy, management and governance, executive mentorship, and certain external relations).
d.Vice Chairman Compensation and Benefits. Notwithstanding anything in the Employment Agreement to the contrary (including, without limitation, Sections 3(a), (b), (c) and (d) of the Employment Agreement), during the Vice Chairman Term, Executive shall be paid a Base Salary of $7,000,000. The Base Salary shall be payable in accordance with the Company’s regular payroll practices as in effect from time to time (but no less often than monthly). In addition, during the Vice Chairman Term, Executive shall continue to be eligible to participate in employee benefit plans maintained by the Company and for business expense reimbursements, in each case, in accordance with the terms and conditions of the Employment Agreement. For clarity, notwithstanding the foregoing or anything to the contrary in the Employment Agreement (and except as provided in Section 2 below), Executive shall not be eligible to earn STI awards and shall not be granted LTI awards during the Vice Chairman Term.
2.Separation Benefits.
a.Separation Benefits. Subject to Executive’s continued employment with the Company through the Transition Date, and provided that Executive timely executes and does not revoke a release of claims in substantially the form attached as Exhibit B to the Employment Agreement that becomes fully effective (including, without limitation, the lapse of any revocation period) no later than the sixtieth (60th) day following the Transition Date, Executive shall receive the payments and benefits set forth under Sections 5(b)(iii)-(vi) of the Employment Agreement (collectively, the “Severance”). The Severance shall be paid at such times and in such manner as set forth in the Employment Agreement, except that (solely for purposes of calculating and determining the timing of payment of the Severance) references in Sections 5(b)(iii)-(vi) of the Employment Agreement to the Termination Date shall be deemed to mean and refer to the Transition Date. Notwithstanding anything to the contrary in the Employment Agreement, for purposes of calculating the Severance under Section 5(b)(vi) of the Employment Agreement, with respect to any Performance Awards held by Executive as of the Transition Date that are subject to vesting based on the Company’s relative total shareholder return, the actual level of actual performance shall be determined as if the applicable performance period ended as of September 19, 2025.
b.Earlier Termination. For clarity, (i) if Executive’s employment terminates for any reason prior to the Transition Date in a manner that entitles him to severance payments and benefits under his Employment Agreement (as in effect as of the Amendment Effective Date, after taking into account Section 2(c) below), Section 2(a) above shall be of no force or effect and Executive shall instead be eligible for (x) the severance payments and benefits set forth in the Employment Agreement (except that the actual level of actual performance of any Performance Awards held by Executive on the Termination Date shall be calculated in accordance with the last sentence of Section 2(a) above) and (y) if the severance payments and benefits are payable under Section 5(b) of the Employment Agreement, the cash payment set forth in Section 3(c)(i) below (calculated assuming that Executive’s Base Salary as in effect immediately prior to the Termination Date is his Base Salary during the Vice Chairman Term), in accordance with the terms and conditions of the Employment Agreement and Section 3(c)(i) below, respectively, and (ii) except as set forth in Section 3 below, if Executive becomes entitled to the Severance under Section 2(a) above, he will not be entitled to any further payments or benefits upon his subsequent termination of employment with the Company for any reason (including, without limitation, pursuant to Sections 5(c) and (d) of the Employment Agreement).

c.Amendment. Effective as of the Amendment Effective Date, the Employment Agreement is hereby amended to delete Sections 5(b)(viii) and 5(c)(x) thereof in their entirety, such that Executive shall have no further rights or interest with respect thereto.
3.Termination of Employment.
a.Termination. From and after the Amendment Effective Date, Executive’s employment with the Company shall terminate or may be terminated (as applicable) in accordance with Section 4 of the Employment Agreement; provided, that Executive shall not have the right to terminate Executive’s employment due to a Qualifying Retirement; provided further, that Executive’s employment with the Company shall automatically terminate upon expiration of the Vice Chairman Term.
b.Accrued Benefits. Upon Executive’s termination of employment with the Company for any reason, Executive shall be entitled to receive the Accrued Benefits, payable within thirty (30) days following the Termination Date (or such earlier date as may be required by applicable law).
c.Termination by Company Other Than For Cause; Termination by Executive With Good Reason; Termination due to Death/Disability; Expiration of Vice Chairman Term. If Executive’s employment with the Company is terminated (w) by the Company other than for Cause pursuant to paragraph 4(b) of the Employment Agreement, (x) by Executive with Good Reason pursuant to paragraph 4(d) of the Employment Agreement, (y) due to Executive’s death or Disability pursuant to Section 4(f) of the Employment Agreement or (z) as a result of the expiration of the Vice Chairman Term (provided that, at the time of such expiration, Executive is willing and able to continue providing services to the Company on terms and conditions substantially similar to those set forth in the Employment Agreement (as amended by this Amendment)), in any case, then the Company shall pay or provide to Executive the following (subject to the last sentence of this Section 3(c)):
i.An amount in cash equal to (x) twelve (12) months of Executive’s Base Salary as in effect immediately prior to the Termination Date minus (y) the aggregate Base Salary earned by Executive during the period commencing on the Transition Date and ending on (and including) the Termination Date, payable no later than seventy-four (74) days following the Termination Date;
ii.During the Severance COBRA Period, the healthcare continuation benefits set forth in Section 5(b)(vii) of the Employment Agreement; and
iii.The Continued Mobile Discounts as set forth in Section 5(b)(ii) of the Employment Agreement.
The severance payments and benefits described in this Section 3(c) shall be subject to Executive’s (or his estate’s, as applicable) timely execution and non-revocation of a release of claims in substantially the form attached as Exhibit B to the Employment Agreement that becomes fully effective (including, without limitation, the lapse of any revocation period) no later than the sixtieth (60th) day following the Termination Date in accordance with the terms of the Employment Agreement.
d.Good Reason. Notwithstanding anything to the contrary in the Employment Agreement, from and after the Transition Date, (x) the definition of Good Reason in the Employment Agreement shall cease to apply and (y) Good Reason shall instead mean any of the events listed in subparagraphs (i) through (v) below, which occurs without Executive’s express written consent. In order to terminate his employment for Good Reason on or after the Transition Date, Executive must notify the Company of the occurrence of the applicable event in writing not more than ninety (90) days after the initial existence thereof. If the Company does not cure such event within thirty (30) days after receipt of such notice, Executive may thereafter terminate his employment for Good Reason within sixty (60) days after expiration of the Company’s cure period upon written notice of such termination to the Company. The events which shall constitute Good Reason from and after the Transition Date are:
i.a material diminution in Executive’s Base Salary;
ii.a material diminution in Executive’s title as (x) in his capacity as a member of the Board, Vice Chairman of the Board and/or (y) in his capacity as an employee, Vice Chairman of the Company;
iii.a change in Executive’s reporting relationship such that Executive no longer reports directly to the Board (including a requirement that Executive report to a corporate officer or employee instead of reporting directly to Board);
iv.a change of fifty (50) miles or greater in the principal geographic location at which Executive must perform the services under the Employment Agreement (as amended by this Amendment); or
v.any material breach by the Company or its successor company, as applicable, of the Employment Agreement (as amended by this Amendment) or any other agreement between Executive and the Company or the successor company, as applicable.
4.The Employment Agreement is hereby amended to the extent necessary to reflect this Amendment.
5.This Amendment shall be and hereby is incorporated into and forms a part of the Employment Agreement.
6.Except as expressly provided herein, all terms and conditions of the Employment Agreement shall remain in full force and effect.
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    IN WITNESS WHEREOF, the Company and Executive have executed this Amendment effective as of the date first above written.

COMPANY
T-Mobile US, Inc.

/s/ Thomas Dannenfeldt
Name:     Thomas Dannenfeldt
Title:     Chair, Compensation Committee of the Board of Directors

EXECUTIVE

/s/ G. Michael Sievert
G. Michael Sievert

(Signature Page to Amendment to Employment Agreement)